Exhibit 99.1

Buckeye Announces Second Quarter FY 2010 Results

Net Income of $46.3 million or $1.18 per share including $37.5 million or $0.96 per share from Alternative Fuel Mixture Credits

Adjusted EPS of $0.22 compared to $0.11 in 1Q-FY10 and $0.07 in 2Q-FY09

Sales up 3% from First Quarter; off 1% versus Year-Ago Quarter

MEMPHIS, Tenn.--(BUSINESS WIRE)--January 26, 2010--Buckeye Technologies Inc. (NYSE:BKI) today announced second quarter net income of $46.3 million or $1.18 per share compared to a loss of $125.0 million or ($3.23) per share in the same period last year. Second quarter earnings included net income of $37.5 million, or $0.96 per share, from alternative fuel mixture credits (AFMC) earned during the quarter. During the same quarter of the prior year, the Company’s results included a $127.6 million ($3.30 per share) after-tax loss related to a non-cash goodwill impairment charge. Net sales were $183 million for the second quarter of fiscal 2010 compared to $185 million in the second quarter of fiscal 2009.

Excluding income from AFMC, adjusted net income was $8.8 million, or $0.22 per share versus second quarter fiscal 2009 adjusted net income (excluding non-cash goodwill impairment) of $2.6 million, or $0.07 per share. This $0.15 per share increase in earnings compared to the same quarter a year ago was largely due to increased shipment volume, which was up about 9%, and the resulting improvement in capacity utilization. Also contributing to improved earnings were significantly lower raw material costs and other cost reductions at our cotton specialty plants, and reduced interest expense.

Adjusted earnings of $0.22 per share in the just completed quarter were up $0.11 (+100%) compared to the $0.11 earned in the first quarter excluding the impact of AFMC. This improvement in earnings was driven by a significant rebound in our specialty fibers business. Product mix improved as we shifted volume out of the viscose staple fiber market back into our traditional niche markets like casings, tire cord and ethers due to improving demand in those markets. We also benefited from higher viscose staple fiber and fluff pulp pricing, improving volumes at our cotton specialty plants and lower cotton linter costs compared to the first quarter.

Chairman and Chief Executive Officer John B. Crowe said, “We are encouraged by the improving trends in our business, as evidenced by the strong rebound in earnings versus the first quarter and our first year over year gains since the July-September quarter of 2008. We are benefitting from improved demand, a better mix, rising fluff pulp prices and lower interest expense. We continued to reduce our debt during the second quarter to $290 million, with a target of $275 million by the end of our fiscal year in June. We also completed the redemption of $35 million of our 8.5% 2013 senior notes on January 4th using available cash and borrowings on our bank revolver, which we expect to generate annual interest savings of about $2.4 million per year going forward at current interest rates. The Buckeye organization continues to focus on growing sales, reducing costs and maintaining tight control on working capital.”

Buckeye has scheduled a conference call for January 27, 2009 at 11:00 a.m. ET to discuss second quarter fiscal year 2010 results. Those interested in listening by telephone may dial in at (877) 719-9786 within the United States. International callers should dial (719) 325-4761. Supplemental material for the call will be available on the Company’s website at www.bkitech.com or at www.streetevents.com.

Buckeye, a leading manufacturer and marketer of specialty fibers and nonwoven materials, is headquartered in Memphis, Tennessee, USA. The Company currently operates facilities in the United States, Germany, Canada, and Brazil. Its products are sold worldwide to makers of consumer and industrial goods.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws that involve risks and uncertainties, including but not limited to economic, competitive, governmental, and technological factors affecting the Company’s operations, financing, markets, products, services and prices, and other factors. For further information on factors which could impact the Company and the statements contained herein, please refer to public filings with the Securities and Exchange Commission.

*This release includes certain financial information not derived in accordance with generally accepted accounting principles (“GAAP”). The non-GAAP measures used are “adjusted operating income,” “adjusted net income,” and “adjusted earnings per share” and are equal to net income, operating income and earnings per share excluding income from alternative fuel mixture credits and goodwill impairment. The Company believes that the presentation of these non-GAAP measures provides information that is useful to investors as it allows for a more meaningful comparison of these financial measures to prior periods, but this information should not be considered a substitute for any measures derived in accordance with GAAP. The Company manages its business units by financial measures which exclude these two items. Operating income and earnings per share targets for our all-employee bonus and at-risk compensation also exclude the benefit of alternative fuel mixture credits and the goodwill impairment charge.

	Oct-Dec	Jul-Sep	Oct-Dec
($ in Millions)	2009	2009	2008
Operating income
Operating income in accordance with GAAP	55.7	48.0	(126.6)
Goodwill impairment			138.0
Alternative fuel mixture credits	(37.1)	(35.8)
Adjusted operating income	18.6	12.2	11.4

Net income
Net income in accordance with GAAP	46.3	39.2	(125.0)
Goodwill impairment			127.6
Alternative fuel mixture credits	(37.5)	(35.1)
Adjusted net income	8.8	4.1	2.6

Diluted earnings per share (EPS)
EPS in accordance with GAAP	$1.18	$1.00	($3.23)
Goodwill impairment			$3.30
Alternative fuel mixture credits	($0.96)	($0.89)
Adjusted EPS	$0.22	$0.11	$0.07

BUCKEYE TECHNOLOGIES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share data)

	Three Months Ended			Six Months Ended
	December 31, 2009	September 30, 2009	December 31, 2008	December 31, 2009	December 31, 2008

Net sales	$183,308	$177,274	$184,665	$360,582	$405,958
Cost of goods sold	153,094	153,131	161,533	306,225	347,488
Gross margin	30,214	24,143	23,132	54,357	58,470
Gross margin as a percentage of sales	16.5%	13.6%	12.5%	15.1%	14.4%

Selling, research and administrative expenses	11,181	11,549	11,266	22,730	23,476
Amortization of intangibles and other	477	473	471	950	940
Goodwill impairment loss	-	-	138,008	-	138,008
Alternative fuel mixture credits	(37,073)	(35,842)	-	(72,915)	-
Other operating income	(91)	-	-	(91)	-

Operating income	55,720	47,963	(126,613)	103,683	(103,954)

Net interest expense and amortization of debt costs	(4,621)	(5,289)	(7,469)	(9,910)	(14,907)
Early extinguishment of debt	-	165	401	165	401
Foreign exchange and other	(199)	(100)	213	(299)	(618)
Income (loss) before income taxes	50,900	42,739	(133,468)	93,639	(119,078)
Income tax expense (benefit)	4,616	3,507	(8,484)	8,123	(2,944)
Net income (loss)	$46,284	$39,232	$(124,984)	$85,516	$(116,134)

Earnings (loss) per share	$1.19	$1.01	$(3.23)	$2.21	$(3.00)
Diluted earnings per share	$1.18	$1.00	$(3.23)	$2.18	$(3.00)

Weighted average shares for basic earnings per share	38,752	38,726	38,670	38,739	38,688

Weighted average shares for diluted earnings per share	39,282	39,136	38,670	39,209	38,688

BUCKEYE TECHNOLOGIES INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31	September 30	June 30
	2009	2009	2009
Current assets:
Cash and cash equivalents	$20,797	$23,255	$22,061
Accounts receivable, net	120,420	113,395	111,292
Income tax and AFMC Receivable	64,814	32,114	9,374
Inventories	83,894	82,861	87,637
Deferred income taxes and other	6,290	7,382	6,507
Total current assets	296,215	259,007	236,871

Property, plant and equipment, net	530,360	532,851	526,589
Goodwill	2,425	2,425	2,425
Intellectual property and other, net	20,118	26,141	26,499
Total assets	$849,118	$820,424	$792,384

Liabilities and stockholders' equity
Current liabilities:
Trade accounts payable	$26,780	$28,943	$30,882
Accrued expenses	33,403	42,922	40,804
Current portion of long-term debt	19,000	-	-
Total current liabilities	79,183	71,865	71,686

Long-term debt	271,000	295,000	327,465
Deferred income taxes	46,988	48,961	48,399
Other liabilities	33,898	34,722	26,803
Stockholders' equity	418,049	369,876	318,031
Total liabilities and stockholders' equity	$849,118	$820,424	$792,384

BUCKEYE TECHNOLOGIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(In thousands)

	Three Months Ended			Six Months Ended
	December 31, 2009	September 30, 2009	December 31, 2008	December 31, 2009	December 31, 2008
OPERATING ACTIVITIES
Net income	$46,284	$39,232	$(124,984)	$85,516	$(116,134)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	11,530	11,294	12,026	22,824	24,769
Amortization	735	748	613	1,483	1,252
Gain on early extinguishment of debt	-	(165)	(401)	(165)	(401)
Goodwill impairment loss	-	-	138,008	-	138,008
Deferred income taxes and other	(2,068)	(341)	(7,737)	(2,409)	(5,861)
Excess tax benefit from stock based compensation	(16)	-	-	(16)	-
Change in operating assets and liabilities
Accounts receivable	(6,285)	5,380	16,705	(905)	11,580
Income tax and AFMC receivable	(27,119)	(28,321)	-	(55,440)	-
Inventories	(988)	5,769	(8,540)	4,781	(9,381)
Other assets	2,089	(1,400)	181	689	323
Accounts payable and other liabilities	(13,284)	1,905	(19,387)	(11,379)	(15,615)
Net cash provided by operating activities	10,878	34,101	6,484	44,979	28,540

INVESTING ACTIVITIES
Purchases of property, plant & equipment	(9,910)	(8,762)	(13,929)	(18,672)	(25,011)
Proceeds from State of Florida grant	-	7,381	-	7,381	-
Other	(137)	(16)	(50)	(153)	(73)
Net cash used in investing activities	(10,047)	(1,397)	(13,979)	(11,444)	(25,084)

FINANCING ACTIVITIES
Net borrowings (payments) under line of credit	(5,000)	77,529	3,773	72,529	2,541
Payments on long term debt and other	-	(110,000)	(5,253)	(110,000)	(5,358)
Excess tax benefit from stock based compensation	16	-	-	16	-
Purchase of treasury shares	-	-	-	-	(494)
Net proceeds from sale of equity interests	33	122	-	155	-
Net cash used in financing activities	(4,951)	(32,349)	(1,480)	(37,300)	(3,311)

Effect of foreign currency rate fluctuations on cash	1,662	839	(985)	2,501	(2,047)

Increase (decrease) in cash and cash equivalents	(2,458)	1,194	(9,960)	(1,264)	(1,902)
Cash and cash equivalents at beginning of period	23,255	22,061	18,451	22,061	10,393
Cash and cash equivalents at end of period	$20,797	$23,255	$8,491	$20,797	$8,491

BUCKEYE TECHNOLOGIES INC.
SUPPLEMENTAL FINANCIAL DATA
(unaudited)
(In thousands)

	Three Months Ended			Six Months Ended
SEGMENT RESULTS	December 31, 2009	September 30, 2009	December 31, 2008	December 31, 2009	December 31, 2008
Specialty Fibers
Net sales	$129,585	$122,159	$137,739	$251,744	$302,718
Operating income (a)	16,246	8,537	11,339	24,783	31,457
Depreciation and amortization (b)	7,411	7,040	8,060	14,451	16,408
Capital expenditures	8,794	7,436	11,855	16,230	21,952

Nonwoven Materials
Net sales	$60,241	$62,728	$56,841	$122,969	$122,703
Operating income (a)	4,560	5,144	1,506	9,704	5,099
Depreciation and amortization (b)	3,668	3,807	3,497	7,475	7,542
Capital expenditures	1,135	728	1,558	1,863	2,336

Corporate
Net sales	$(6,518)	$(7,613)	$(9,915)	$(14,131)	$(19,463)
Operating income (loss) (a)	34,914	34,282	(139,458)	69,196	(140,510)
Depreciation and amortization (b)	929	921	940	1,850	1,759
Capital expenditures	(19)	598	516	579	723

Total
Net sales	$183,308	$177,274	$184,665	$360,582	$405,958
Operating income (loss) (a)	55,720	47,963	(126,613)	103,683	(103,954)
Depreciation and amortization (b)	12,008	11,768	12,497	23,776	25,709
Capital expenditures	9,910	8,762	13,929	18,672	25,011

(a) The corporate segment includes operating elements such as segment eliminations, amortization of intangibles, impairment of long-lived assets, alternative fuel mixture credits, charges related to restructuring, unallocated at-risk compensation and unallocated stock-based compensation for executive officers and certain other employees. Corporate net sales represents the elimination of intersegment sales included in the specialty fibers reporting segment.
(b) Depreciation and amortization includes depreciation, depletion and amortization of intangibles.

	Three Months Ended			Six Months Ended
ADJUSTED EBITDA	December 31, 2009	September 30, 2009	December 31, 2008	December 31, 2009	December 31, 2008

Net income (loss)	$46,283	$39,232	$(124,984)	$85,515	$(116,134)
Income tax expense	4,616	3,507	(8,484)	8,123	(2,944)
Interest expense	4,412	5,067	7,271	9,479	14,504
Amortization of debt costs	258	269	261	527	523
Early extinguishment of debt	-	(165)	(401)	(165)	(401)
Depreciation, depletion and amortization	12,007	11,767	12,497	23,774	25,709
EBITDA	67,576	59,677	(113,840)	127,253	(78,743)
Asset impairments	-	-	138,008	-	138,008
Non cash charges	159	90	522	249	730
Adjusted EBITDA	$67,735	$59,767	$24,690	$127,502	$59,995

We calculate EBITDA as earnings before cumulative effect of change in accounting plus interest expense, income taxes and depreciation and amortization. Adjusted EBITDA further adjusts EBITDA by adding back the following items: asset impairment charges, non-cash charges and other (gains) losses. You should not consider adjusted EBITDA to be an alternative measure of our net income, as an indicator of operating performance; or our cash flow, as an indicator of liquidity. Adjusted EBITDA corresponds with the definition contained in our US revolving credit facility, established on July 25, 2007, and it provides useful information concerning our ability to comply with debt covenants. Although we believe adjusted EBITDA enhances your understanding of our financial condition, this measure, when viewed individually, is not a better indicator of any trend as compared to other measures (e.g., net sales, net earnings, net cash flows, etc.).

CONTACT:
Buckeye Technologies Inc.
Steve Dean
Senior Vice President and Chief Financial Officer
901-320-8352
or
Investor Relations:
Daryn Abercrombie, 901-320-8908
www.bkitech.com